www.genpt.com

News Release

August 16, 2021

FOR IMMEDIATE RELEASE

Genuine Parts Company Announces Officer Change and
Declares Regular Quarterly Dividend
ATLANTA – Genuine Parts Company (NYSE: GPC) announced today that Kristy G. Whitehurst was appointed Vice President of Employee Benefits. Ms. Whitehurst has served the Company for 14 years, most recently serving as Senior Director for Retirement, Disability and Rewards for the last four years. In her expanded role, Ms. Whitehurst will lead GPC’s comprehensive employee benefits programs and drive our long-term benefits strategy.

Will Stengel, President, commented, “Kristy is an expert in the field of employee benefits and well deserving of her new and expanded role. Her experience further strengthens our leadership team, and we look forward to Kristy’s future contributions to GPC.”

Genuine Parts Company also announced today its Board of Directors declared a regular quarterly cash dividend of eighty-one and one-half cents ($0.815) per share on the Company’s common stock.

The dividend is payable October 1, 2021 to shareholders of record September 3, 2021.

About Genuine Parts Company
Founded in 1928, Genuine Parts Company is a global service organization engaged in the distribution of automotive and industrial replacement parts. The Company's Automotive Parts Group distributes automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the United Kingdom, Germany, Poland, the Netherlands and Belgium. The Company's Industrial Parts Group distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia. In total, the Company serves its global customers from an extensive network of more than 10,000 locations in 14 countries. Genuine Parts Company had 2020 revenues of $16.5 billion. Further information is available at www.genpt.com.

Investor contact:	Media contact:
Sid Jones 678.934.5628	Heather Ross 678.934.5220
Senior Vice President, Investor Relations	Senior Director, Strategic Communications

Source: Genuine Parts Company